Exhibit 1

This document is a free translation of the Brazilian judicial administrator’s report referred to June 2019 financial information of Oi S.A. and some of its subsidiaries (“RJ Debtors”) filled within the 7th Business Court of Rio de Janeiro on August 15, 2019. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

To Your  Honor, JUDGE OF THE 7TH BUSINESS COURT OF THE DISTRICT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Case No. 0203711-65.2016.8.19.0001

Av. Pres. Juscelino Kubitschek, 510, 8° andar | CEP 04543-906 | São Paulo, SP tel: +55 11 3074 6000 waldsp@wald.com.br	Avenida Franklin Roosevelt: 115, 4° andar | Postal Code 20021-120 | Rio de Janeiro, RJ tel: +55 21 2272 9300 waldrj@wald.com.br	SCN, Quadra 04, n° 100 Bloco B, Petala D, 702 B | Centro Empresarial Varig | Postal Code 70714-900 Brasília, DF | tel: +55 61 3410 4700 walddf@wald.com.br

Judicial Reorganization of Oi S.A and others

The JUDICIAL ADMINISTRATOR (Arnoldo Wald Law Firm), appointed in the process of Judicial Reorganization of Oi S.A. and others, respectfully requests that you determine the attachment of the Monthly Activity Report ("RMA") for the month of June 2019.

Rio de Janeiro, August 15, 2019.

Judicial Administrator

Law Office Arnoldo Wald

Av. Pres. Juscelino Kubitschek, 510, 8° andar | CEP 04543-906 | São Paulo, SP tel: +55 11 3074 6000 waldsp@wald.com.br	Avenida Franklin Roosevelt: 115, 4° andar | Postal Code 20021-120 | Rio de Janeiro, RJ tel: +55 21 2272 9300 waldrj@wald.com.br	SCN, Quadra 04, n° 100 Bloco B, Petala D, 702 B | Centro Empresarial Varig | Postal Code 70714-900 Brasília, DF | tel: +55 61 3410 4700 walddf@wald.com.br

MONTHLY ACTIVITIES REPORT

RMA

JUDICIAL REORGANIZATION

OI

June . 2019

August 15th, 2019

EXECUTIVE
REPORT

INTRODUCTION

To Your Honor JUDGE OF THE 7TH BUSINESS COURT OF THE DISTRICT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

The Judicial Administrator, Law Firm Arnoldo Wald ("Wald" or "AJ"), appointed in the records of the Judicial Reorganization of the Oi Group (case number 0203711- 65.2016.8.19.0001), and RC Consultores, subcontracted by AJ to assist it in the preparation of the Monthly Activities Report ("RMA"), come, respectfully, to your presence, under the terms of the decision of pages 91.223 / 91.224, submit the RMA for the month of June 2019 and the second quarter of 2019.

As we know, Judicial Reorganization involves the following companies:

- Oi S.A. - under Judicial Reorganization ("Oi S.A.");
- Telemar Norte Leste S.A. – under Judicial Reorganization ("Telemar Norte Leste");
- Oi Móvel S.A. - Under Judicial Reorganization ("Oi Móvel");
- Copart4 Participações S.A. - under Judicial Reorganization ("Copart4")*;
- Copart5 Participações S.A. - under Judicial Reorganization ("Copart5")*;
- Portugal Telecom International Finance B.V. - under Judicial Reorganization ("PTIF"); and
- Oi Brasil Holdings Coöperatief U.A. -under Judicial Reorganization ("Oi Coop").

This report, which includes financial information based mainly on information provided by the Companies undergoing Reorganization until August 15th, 2019, contains data referring to the month of June 2019, and should be analyzed together with the preliminary report of activities, as well as with the other RMA's previously presented.
The RMA will have a chapter specifically focused on the consolidated financial information of the Companies undergoing Reorganization, which in this Report will cover the Managerial Cash Flow Statement for that month, presented in the tables in comparison with the immediately preceding month, in addition to the information relating to the Balance Sheet and the Statement of Income from Recoveries, with the analysis based on a quarterly comparison between the second quarter of 2019 and the first quarter of 2019. The report shall highlight the main variations that occurred during the period in question, presenting the clarifications provided by the Management of the Companies undergoing Reorganization.

* Copart4 Participações S.A. was merged into Telemar Norte Leste S.A. in January 2019, as set forth in clause 7, annex 7.1, of PRJ; Copart5 Participações S.A. was merged by Oi S.A. in March 2019, as set forth in clause 7, annex 7.1, of the PRJ.

This report, prepared through analytical procedures and discussions with the Company's management, aims to provide the court and interested parties with information on the financial situation of the Companies undergoing Reorganization and the relevant operations carried out by them, as well as a summary of the activities carried out by the Judicial Administrator - AJ up to the closing of this report.

The information presented below is based mainly on data and elements submitted by the Companies undergoing Reorganization. The individual financial statements of all Companies undergoing Reorganization, as well as the consolidated financial statements of the Oi Group (which include but are not limited to the Companies undergoing Reorganization) are audited annually by independent auditors. Limited review procedures are applied by the auditors for the filing with the Securities and Exchange Commission - CVM of Quarterly Financial Information ("ITRs") Oi Group's consolidated financial statements. With respect to the individual financial information of each Company undergoing Reorganization, prepared in monthly periods other than those that comprise the Quarterly Financial Information ITR delivered to the Securities and Exchange Commission - CVM, these are not subject to independent audit, either by the auditors hired by the Oi Group or by the Judicial Administrator - AJ.

The Judicial Administrator - AJ, honored with the charge assigned, is available for further clarification on the information contained in this report or other additional information.

Yours sincerely,

WALD
ANTUNES VITA LONGO BLATTNER
65 anos

Arnoldo Wald Filho
awf@wald.com.br

Samantha Mendes Long
samantha@wald.com.br

Partners

Tel: +55 (11) 3074-6000

RC CONSULTORES

Marcel Augusto Caparoz
Chief Economist
marcel@rcconsultores.com.br

Telephone: +55 (11) 3053-0003

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDERGOING REORGANIZATION

Picture 1 - Corporate Recoveries Organization Chart


OI
Oi S.A. (Holding)
under judicial reorganization
100%
Telemar Norte Leste S.A. (STFC concession) under judicial reorganization
100%
Portugal Telecom Intern. Finance B.V. (Financial Vehicle) under judicial reorganization
100%
Oi Brasil Holdings Coöperatief U.A. (Financial Vehicle) under judicial reorganization
99,875%
Oi Serviços Financeiros S.A. (current name Copart 3)
100%
CVTEL B.V.
100%
Rio Alto Gestão de Créditos e Participações S.A.
100%
Carrigans Finance S. a RL
100%
EN Participações SGPS S.A.
99,8%
Bryophyta SP Participações Ltda.
100%
Oi Móvel S.A. (SMP and SeAC authorization) under judicial reorganization
6 other companies (see attachments)
8 other companies (see attachments)
Subtitles
COMPANIES OF THE GROUP
UNDERGOING REORGANIZATION

Source: Information provided by the Administration

** Diagram previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the structure of the Companies undergoing Reorgnization.

CORPORATE ORGANIZATION CHART OF THE RECOVERIES

Picture 2 - Corporate Organisation Chart of the Companies Undergoing Reorganization


Telemar Norte Leste S.A. (STFC concession) under judicial reorganization
100%
Oi Móvel S.A. under judicial reorganization
50%
Companhia AIX de Participações
81,61%
SEREDE Serviços de Rede S.A.
99,99%
Dommo Empreendimentos Imobiliários Ltda.
99,99%
BrT Card Serviços Financeiros Ltda.
10%
Pharol SGPS S.A.
100%
Brasil Telecom Call Center S.A.
19,04%
Hispamar Satélite S.A.
50%
Companhia ACT de Participações

Caption

COMPANIES OF THE GROUP
UNDERGOING REORGANIZATION

Source: Information provided by the Administration

** Diagram previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the structure of the Companies undergoing Reorgnization

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDERGOING REORGANIZATION

Picture 3 - Corporate Organization Chart of the Companies undergoing Reorganization


Oi Móvel S.A.
under judicial reorganization
100%
Pointer Network S.A.
5 other companies
100%
Paggo Empreendimentos S.A. (Holdings)
99,99%
Brasil Telecom Comunicação Multimídia Ltda.
99,99%
Paggo Acquirer Gestão de Meios de Pagamento Ltda.
99,99%
Paggo Administradora Ltda.
50%
Paggo Soluções E Meios de Pagamentos S.A.
Caption
COMPANIES OF THE GROUP
UNDERGOING REORGANIZATION

Source: Information provided by the Administration

** Diagram previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the structure of Recuperandas

COMPANIES UNDER JUDICIAL REORGANIZATION

Picture 4 - Companies undergoing Judicial Reorganization

Oi S.A.
Main provider of Fixed Telephony services in Region II and national and international long distance services. It also has interests in other Group companies, being the main holding company of the Oi Group.

Oi Coop
Non-operational entity. Vehicle for attracting financing/resources on the international market


Oi S.A.
Oi Brasil Holdings Cooperatief U.A.
Oi Móvel S.A.
COMPANIES UNDER REORGANIZATION OF THE GROUP
Oi
Telemar Norte Leste S.A.
Portugal Telecom International Finance B.V.
Copart 4 e Copart 5 Participações S.A.

Oi Móvel
Provider of cellular mobile telephony services in Regions I, II and III and DTH TV services.

Telemar Norte Leste
Main provider of fixed telephony services in Region I and service of national and international long distance calls.

PTIF
Non-operational entity. Vehicle for attracting financing/resources on the international market

Copart 4 and 5
Two legal entities used for the management and administration of real estate property and of the main properties leased to the Oi Group

RELEVANT FACTS & ANNOUNCEMENTS TO THE MARKET

The following are some of the relevant facts and announcements to the market disclosed by the Oi Group that are directly related to the Companies undergoing Reorganization:

Material Facts and Announcements to the Market in the month of **JUNE 19**

June 3rd - Resignation of Director

Oi S.A. - under Judicial Reorganization ("Oi" or "Company") informed to its shareholders and the market in general that Mr. Ricardo Reisen de Pinho resigned as a member of the Board of Directors on that date, for reasons of privacy, according to the letter of resignation attached to this Communiqué.

The Company wishes to express its deepest gratitude to Mr. Ricardo Reisen de Pinho for his dedication during his mandate as a member of the Board of Directors, recognizing the significant contributions and results achieved, particularly in the Company's judicial reorganization process.

As a result of the vacancy of the position, the Board of Directors will deal in due course with the appointment of a substitute, pursuant to article 150 of Law 6404/76 and Clause 9.6 of the Judicial Reorganization Plan.

The full market release can be accessed on:

https://www.oi.com.br/ri/conteudo_en.asp?idioma=0&conta=28&tipo=43700

June 12th - Clarifications on CVM/B3 Consultations

Dear Gentlemen,

In attention to Letter 463/2019 - SLS sent by B3 S.A. - Brasil, Bolsa, Balcão ("Official Letter"), by which **Oi S.A. - under Judicial Reorganization** ("Oi" or "Company") is requested to clarify the news published by Agência Estado - Broadcast, on June 12th, 2019, under the title "Oi receives two proposals to sell interest in Unitel", as described below, the Company clarifies the following:

"June 12th, 2019
463/2019-SLS
Oi S.A. - under Judicial Reorganization
To the attention of Mr. Carlos Augusto Machado Pereira de Almeida Brandão
Investor Relations Director

Subject: Request for clarification on news in the press

Dear Gentlemen,
In news published by Agência Estado - Broadcast, on June 12th, 2019, under the title "Oi receives two proposals to sell participation in Unitel", among other information, it is mentioned that:
1. Oi received two proposals to sell its 25% stake in Unitel, Angola's biggest mobile operator;
2. One of the offers on the table was presented by a representative of Isabel dos Santos, holder of a 25% share of Unitel, in the amount of US$ 850 million, in installments, with the possibility of a cash payment for an amount adjusted to present values;
3. The other proposal came from a representative of Sonangol, an Angolan state-owned oil company and also owner of a 25 percent stake in the operator, worth US$1 billion, with cash payment;
4. The proposals also include credits related to dividends owed by Unitel to Oi and other rights favorable to the Brazilian company recognized in the arbitration decision of February 2019, in addition to the equity interest in Multitel - Serviços de Telecomunicações Ltda.
We request clarification on the items marked, until June 13th, 2019, with their confirmation or not, as well as other information considered important."
In this regard, the Company clarifies that, as already announced to the market and also foreseen in the Judicial Reorganization Plan of the Oi Companies, it intends to sell its indirect interest in the Angolan telecommunications company Unitel S.A. ("Unitel"), as well as other non-core assets.
In this sense, it is natural to have conversations with potential stakeholders.
Oi clarifies, however, that it has not received any proposal from Sonangol and that no negotiations have been concluded.
Finally, we emphasize that any sale will be subject to the prior approval of the Company's Board of Directors, and also subject to the approval of the 7th Business Court of Rio de Janeiro, after prior submission to the Public Prosecutor's Office.
These being the considerations that we had in relation to the Official Letter, we are entirely at your disposal for further clarification.

The releasse can be accessed on:
https://www.oi.com.br/ri/conteudo_en.asp?idioma=0&conta=28&tipo=43700

RELEVANT FACTS & ANNOUNCEMENTS TO THE MARKET

Relevant Facts and Announcements to the Market in the month of **JUNE 19**

July 11th- Clarification of the press release

Oi S.A. - under Judicial Reorganization ("Oi" or "Company") clarified, due to a note published yesterday in a widely circulated communication medium, that Clause 5.3.1 of the Judicial Reorganization Plan, ratified by decision of the Judicial Reorganization Court published on February 5, 2018 ("PRJ"), provides for the possibility of the Company seeking, if necessary, in addition to the resources obtained from the capital increase already carried out in January of this year, new resources intended for the activities of the Oi Group, in the total amount of up to BRL 2.5 billion, under the following terms:

"5.3.1. In addition to the funds obtained with the Capital Increase - New Funds, the Company may seek, if necessary, within two (2) years from the date of the Plan's Judicial Approval, new resources in the capital market, in the total amount of up to BRL 2,500,000,000.00 (two billion and five hundred million Reais).

> 5.3.1.1. These funds will be raised under attractive conditions to enable the capitalization of the resources needed to carry out the activities of the OI GROUP, and may be effected, inter alia, by the issuance of public ordinary shares or new debt instruments, including secured debt."

In this sense, the Executive Board, responsible for the implementation of the Judicial Reorganization Plan - PRJ, in compliance with its fiduciary duties, continuously assesses opportunities for the best adequacy of the Company's capital structure and maximization of its value, especially those foreseen in the Judicial Reorganization Plan - PRJ. In this context, to date there have been no negotiations to mandate a financial institution to act in the alternative provided for in clause 5.3.1 of the Judicial Reorganization Plan -PRJ.

Finally, we emphasize that it is the responsibility of the Executive Board to present the most appropriate proposal for raising the funds provided for in the aforementioned clause of the Judicial Reorganization Plan - PRJ, for subsequent deliberation by the Board of Directors, pursuant to the Bylaws and Act 11.101/05 (Bankruptcy and Reorganization Law), which has not occurred to date.

The full market release can be accessed on:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&tipo=43700&conta=28

RELEVANT FACTS & ANNOUNCEMENTS TO THE MARKET

Material Facts and Announcements to the Market in the month of **JUNE 19**

16 July - Strategic Plan and Guidance Disclosure

Oi S.A. - under Judicial Reorganization ("Oi" or "Company") in compliance with article 157, paragraph 4, of Act 6404/76 and pursuant to CVM Instructions 358/02 and 480/09, and in continuity with the Notices to the Market dated December 3, 2018 and January 14, 2019, informed its shareholders and the market in general that on this date it disclosed its strategic plan, pursuing strategic options for the future, with a focus on improving operational and financial performance through a sustainable business model, with the objective of maximizing the Company's value, in the context of the judicial reorganization process.

In accordance with the best corporate governance practices, Oi points out that this plan includes projections and estimates (guidance) for the following indicators, based on reasonable assumptions, which are subject to various factors, many of which are not and will not be under the Company's control:

Indicator I	2019 - 2024
Net Revenue from Services	CAGR[1] >2% p.a

Indicator	2019
Routine EBITDA (BRL billion)	Range 4,5 - 5,0

Indicator	2019 – 2021
Routine EBITDA	CAGR[1] 15% - 20%

[1] Compound Annual Growth Rate

The presentation of the approved strategic plan, as well as the assumptions that supported the preparation of such projections and estimates, is available for download on the Company's website (www.oi.com.br/ri) and on the CVM's Empresas.NET System (www.cvm.gov.br), in addition to the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company has also sent a translation of the presentation into English to the U.S. Securities and Exchange Commission, pursuant to Form 6-K.

The Company will keep its shareholders and the market informed about the development of the subject matter of this Relevant Fact.

The relevant fact can be accessed on:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&type=43700&conta=28

FINANCIAL INFORMATION

4.1 Managerial Cash Flow Statement

4.2 Balance Sheet of the Companies undergoing Reorganization

4.3 Income Statement of the Companies undergoing Reorganization

MANAGERIAL CASH FLOW STATEMENT

HIGHLIGHTS

Statement
JUNE 1st to 30th, 2019

- **Generation of Net Operating Cash by the Companies undergoing Reorganization** was negative by BRL 177 million in June/19

- **Investments** reached BRL 544 million in June 19

- **Receipts** were reduced by BRL 705 million in June 19, totaling BRL 2,110 million

- **Payments** decreased BRL 817 million in June 19, reaching a level of BRL 1,743 million

- The **Final Financial Cash Balance of the Companies undergoing Reorganization** shrank BRL 161 million in June 19, totaling BRL 4,145 million

Statement
JUNE 1st to 30th, 2019

Net Operating Cash Generation by the Companies undergoing Reorganization was negative by BRL 177 million in June/19

- The Generation of Net Operating Cash by the Companies underoging Reorganization in the month of June 19 was negative by BRL 177 million, after a negative result of BRL 417 million recorded in the previous month (Picture 5). In comparison with May 19, Receipts registered a retraction of BRL 705 million, reaching a level of BRL 2,110 million, while cash outflows with Payments and Investments decreased by BRL 945 million, totaling BRL 2,287 million jointly (Picture 6).
- Other movements of the Companies undergoing Reorganization, which include financial operations, contributed with cash inflows of BRL 16 million in June 19.
- Thus, the variation in the Final Financial Cash Balance of the Companies undergoing Reorganization was negative by BRL 161 million in June 19, resulting in an amount of BRL 4,145 million (Picture 7), corresponding to a decrease of 3.7% in relation to the previous month.
- Detailed considerations of the variations will be analyzed in the following pages.

Source: Financial statements and management information

Picture 5 - Net Operating Cash Generation - Monthly Balance


in BRL million

Picture 6 - Monthly evolution . Receipts x Payments/Investments


RECEIPTS
PAYMENTS + INVESTMENTS
in BRL million

Picture 7 - Financial Cash – Companies undergoing Reorganization - monthly - Closing Balance


in BRL million
4,145

Cash outflow with Investments contributed to the negative balance of Net Operating Cash Generation

Picture 8 - Managerial cash flow statement

	May/19	Jun/19	Δ
Clients	1,680	1,496	-10%
Network Usage Services	352	5	-99%
Dealers	448	395	-11%
Other	457	214	-53%
Receipts (1)	**2,815**	**2,110**	**-25%**

	May/19	Jun/19	Δ
Plant Maintenance	(322)	(331)	3%
Rent	(432)	(255)	-41%
Data Processing/Printshops	(96)	(99)	5%
Call Center/ Customer Service/Billing	(138)	(121)	-12%
Dealers	(108)	(99)	-9%
Consultancy / Audits / Fees	(42)	(24)	-43%
Other Services/Payments	(517)	(178)	-67%
Materials/Services (2)	**(1,654)**	**(1,105)**	**-33%**

	May/19	Jun/19	Δ
Network Usage Services	(251)	(7)	-97%
Judicial Deposits	41	32	-22%
Contingencies	(16)	(10)	-38%
Other Payment (2)	**(226)**	**15**	**N.A.**

	May/19	Jun/19	Δ
Telemar	(279)	(206)	-25%
Oi S.A.	(99)	(54)	-45%
Oi Móvel	(294)	(284)	-3%
Investments (3)	**(673)**	**(544)**	**-19%**


in BRL million
2.110
(153)
(1.105)
(501)
0
15
(544)
(177)
Receipts
Personnel
Materials/Services
Taxes
Mediation
Other payments
Investment
Net Operating Generation

Source: Financial statements and management information

Statement

JUNE1st to 30th, 2019

Table 1 - Managerial Cash Flow Statement - Jun/19

BRL million	(A) May 31st, 2019 May/19	(B) - (A) Variation	(B) June 30th,2019 June/19
INITIAL Balance - Financial Cash	**4,614**	**(308)**	**4,614**
Clients	1,660	*(164)*	1,496
Network Usage Services	252	*(247)*	5
Dealers	446	*(51)*	395
Other	457	*(243)*	214
Receipts (1)	**2,815**	**705**	**2,110**
Personnel	(180)	28	(152)
Suppliers of Materials/Services	(1,905)	793	(1,112)
Taxes	(500)	*(1)*	(501)
Judicial Deposits	41	*(9)*	32
Contingencies	(16)	6	(10)
Mediation	-	-	-
Payments (2)	**(2,560)**	**817**	**(1,743)**
Telemar	(279)	73	(206)
OI S.A.	(99)	45	(54)
OI Móvel	(294)	10	(284)
Investments (3)	**(672)**	**(128)**	**(544)**
Net Operating Income (1+2+3)	**(417)**	**240**	**(177)**
Capital Increase	-	-	-
Pharol Agreement	-	-	-
Intra Group Operations	100	100	-
Financial Operations	9	7	16
Dividends and Interest on Own Capital	-	-	-
FINAL Balance - Financial Cash	**4,306**	**(161)**	**4,145**

Picture 9 - Receipts - Structure of participation


Network Usage Services
BRL 6 ml
0%
RECEIPTS TOTAL
BRL 2,110 ml
Other
BRL 214 ml
10%
Dealers
BRL 395 ml
19%
Clients
BRL 1,496 million
71%

	June/19 BRL million	June/19 Participation	May/19 Participation
Receipts	2,110	100%	100%
Clients	1,496	71%	59%
Dealers	395	19%	16%
Other	214	10%	16%
Network Usage Service	5	0%	9%

RECEIPTS

Receipts decreased in June/19

In June 19 there was a retraction in the Receipts account of BRL 705 million when compared to the previous month (-25%), reaching the figure of BRL 2,110 million.

The heading *Customers* registered a reduction of BRL 164 million in June 19, totaling BRL 1,496 million, before collection of BRL 1,660 million in May 19. In June 19, the *"Network Use Services"* account decreased by BRL 247 million, totaling BRL 5 million, in comparison with BRL 252 million in the previous month.

- Management reported that the decrease in the heading *Customers* in June 19 was due to the lower number of working days (20 business days in June 19 against 22 business days in May 19)
- Management also pointed out that the *"Network Use Services"* account is subject to fluctuations over the months, and should be analyzed in conjunction with the "Network Use Services" Payment account.

In the same direction, the *Dealers* account decreased by BRL 51 million in June 19, reaching a level of BRL 395 million. Finally, the heading *Other Receipts* recorded a reduction of BRL 243 million, totaling a cash inflow of BRL 214 million in June 19.

- Management stated that the decrease in *Other Receipts* in June 19 is explained by the lower level of Intercompany interconnection receipts between companies under judicial reorganization, while the effect is cancelled out with the item "Other services/payments"

Statement
JUNE 1st to 30th, 2019

Table 1 - Management Cash Flow Statement - June/19

BRL million	(A) May 31st, 2019 **May/19**	(B) - (A) *Variation*	(B) June 30th, 2019 **June/19**
INITIAL Balance - Financial Cash	**4,614**	**(308)**	**4,614**
Clients	1,660	*(164)*	1,496
Network Usage Services	252	*(247)*	5
Dealers	446	*(51)*	395
Other	457	*(243)*	214
Receipts (1)	**2,815**	**705**	**2,110**
Personnel	(180)	*28*	(152)
Suppliers of Materials/Services	(1,905)	*793*	(1,112)
Tax	(500)	*(1)*	(501)
Judicial Deposits	41	*(9)*	32
Contingencies	(16)	*6*	(10)
Mediation	-	-	-
Payments (2)	**(2,560)**	**817**	**(1,743)**
Telemar	(279)	73	(206)
OI S.A.	(99)	45	(54)
OI Móvel	(294)	10	(284)
Investments (3)	**(672)**	**(128)**	**(544)**
Net Operating Income (1+2+3)	**(417)**	**240)**	**(177)**
Capital Increase	-	-	-
Pharol Agreement	-	-	-
Intra Group Operations	100	100	-
Financial Operations	9	7	16
Dividends and Interest on Own Capital	-	-	-
FINAL Balance - Financial Cash	**4,306**	**(161)**	**4,145**

Picture 10 - Payments - Participation structure


Other
BRL (-22) ml
-1%
Personnel
BRL 152 ml
9%
Taxes
BRL 501 ml
29%
Suppliers
BRL 1,112 ml
64%
RECEIPTS
TOTAL
BRL 1,743 million

	June/19		May/19
	BRL million	Participation	Participation
Payments	**1,743**	**100%**	**100%**
Suppliers of Materials/Services	1,112	64%	74%
Tax	501	29%	20%
Personnel	152	9%	7%
Other	(22)	-1%	-1%

PAYMENTS

Reduction of payments in June/19

Payments totaled BRL 1,743 million in June 19, a decrease of BRL 817 million in relation to the previous month, when the item registered BRL 2,560 million.

The main party responsible for the lower cash outflow with Payments was the "*Suppliers of Materials/Services*" account, with a decrease of BRL 793 million in the month of June 19, totaling BRL 1,112 million. In the same direction, *Personnel* had a reduction of BRL 28 million in the month, totaling BRL 152 million. *Contingencies*, on the other hand, recorded a cash outflow of BRL 10 million in June 19, against BRL 16 million in the previous month.

- According to Management, the reduction observed in the line *Suppliers of Materials/Services* in June 19 is a reflection of:
  - Withdrawal of the Intercompany Interconnection Payment between the companies under judicial reorganization, and the effect is annulled with the item "Other Receipts".
  - Reduction in the Intercompany commission payment for Paggo Lojas, for the sales performed.
  - Lower cash outflow with Network Usage Services in June 19, and this item should be analyzed in conjunction with the item "Network Usage Services Receipts".
- According to Management, the decrease in the *Personnel* item in June 2019 is explained by the one-off payment in the previous month of the Source Income Tax on the 2018 Participation in Results Program paid in April 2009.

On the other hand, *taxes* registered a slight increase of BRL 1 million in the month, reaching the level of BRL 501 million. *Judicial deposits*, on its turn, had a lower cash inflow in June 19, from BRL 41 million in May 19 to BRL 32 million in June 19. Finally, the *Mediation* item showed no change in relation to the previous month.

- The administration informed, in relation to *Judicial Deposits*, that in June 19 there was less redemption of deposits and unlocks in relation to the previous month, in the PEX sphere and in Civil.

Statement

JUNE 1st to 30th, 2019

Table 1 - Managerial Cash Flow Statement - June/19

BRL million	(A) May 31st, 2019 May/19	(B) - (A) *Variation*	(B) June 30th, 2019 June/19
INITIAL Balance - Financial Cash	**4,614**	**(308)**	**4,306**
Clients	1,660	*(164)*	1,496
Network Usage Services	252	*(247)*	5
Dealers	446	*(51)*	395
Other	457	*(243)*	214
Receipts (1)	**2,815**	**705**	**2,110**
Personnel	(180)	*28*	(152)
Suppliers of Materials/Services	(1,905)	*793*	(1,112)
Taxes	(500)	*(1)*	(501)
Judicial Deposits	41	*(9)*	32
Contingencies	(16)	*6*	(10)
Mediation	-	-	-
Payments (2)	**(2,560)**	**817**	**(1,743)**
Telemar	(279)	73	(206)
Oi S.A.	(99)	45	(54)
Oi Móvel	(294)	10	(284)
Investments (3)	**(672)**	**(128)**	**(544)**
Net Operating Income (1+2+3)	**(417)**	**240**	**(177)**
Capital Increase	-	-	-
Pharol Agreement	-	-	-
Intra Group Operations	100	100	-
Financial Operations	9	7	16
Dividends and Interest on Own Capital	-	-	-
FINAL Balance - Financial Cash	**4,306**	**(161)**	**4,145**

Picture 11 - Investments - Participation structure


Oi S.A.
BRL 54 million
10%
Telemar
BRL 284 million
52%
Oi Móvel
BRL 206 ml
38%
INVESTMENTS
TOTAL
BRL 544 ml

	June/19 BRL million	June/19 Participation	May/19 Participation
Investment	**544**	**100%**	**100%**
Oi Móvel	284	52%	44%
Telemar	206	38%	42%
Oi S.A.	54	10%	15%

INVESTMENTS

The Companies undergoing Reorganization recorded *Investment* Payments of BRL 544 million in June 19, a reduction of 19% in relation to the previous month, when there was a cash outflow with *Investments* of BRL 672 million.

Investments related to Telemar S.A. had a decrease of BRL 73 million, totaling BRL 206 million in June 19. Investments in Oi Móvel S.A. showed a retraction of BRL 10 million, totaling BRL 284 million, while Investments in Oi S.A. decreased from BRL 99 million in May/19 to BRL 54 million in June/19.

- Management emphasized that the result for the month is within the strategic plan for accelerating the Company's investments, especially especially in fiber optics and expansion of the mobile network.

NET OPERATING INCOME

The level of *Receipts* in June 19, of BRL 2,110 million, was lower than the total sum of *Payments* (BRL 1,743 million) and cash outflows with *Investments* (BRL 544 million) in the month, which directly contributed to the negative balance of BRL 177 million in the Net Operational Generation of Companies undergoing Reorganization during the month.

- Management informed that the result is in line with the flow foreseen in the Judicial Reorganization Plan.

FINAL BALANCE – FINANCIAL CASH

Financial Operations registered a positive result of BRL 16 million in June 19, an increase of BRL 7 million in relation to the previous month. The other items remained at zero.

- Management informed that the increase in revenue resulting from Financial Operations in June 19 is a reflection of the effect of the Periodical Income Tax Collection in the previous month, which punctually reduced the cash inflow.

Thus, adding the inflow of BRL 16 million from *Financial Operations* to the negative balance of BRL 177 million from Net Operating Cash Generation, the Final Financial Cash Balance of the Companies undergoing Reorganization was reduced by BRL 161 million in relation to the previous month (drop of 3.7%), totaling BRL 4,145 million.

- Management emphasized that, as provided for in the guidelines of the Judicial Reorganization Plan, upward and downward fluctuations in the Company's cash flow are expected throughout the year.

Statement

JUNE 1st to 30th, 2019

Table 2 - Direct Cash Flow

BRL million

CONSOLIDATED FOR THE COMPLANIES UNDERGOING REORGANIZATION	JANUARY/18	FEBRUARY/18	MARCH/18	APRIL/18	MAY/18	JUNE/18	JULY/18	AUGUST/18	SEPTEMBER/18	OCTOBER/18	NOVEMBER/18	DECEMBER/18	JANUARY/19	FEBRUARY/19	MARCH/19	APRIL/19	MAY/19	JUNE/19
Opening Balance - Financial Cash	6,001	6,120	5,909	5,831	4,820	4,602	4,819	4,677	4,721	4,815	4,379	4,362	4,469	7,515	5,943	6,010	4,614	4,306
Receipts	2,016	2,758	2,646	2,619	2,386	2,736	2,589	2,659	2,694	2,898	2,815	2,645	2,463	2,400	2,248	2,080	2,815	2,110
Clients	1,825	1,891	1,855	1,760	1,799	1,734	1,836	1,731	1,681	1,756	1,807	1,697	1,628	1,541	1,572	1,570	1,660	1,496
Network Usage Services	201	209	212	234	3	467	228	210	205	204	192	192	177	191	151	6	252	5
Dealers	524	411	456	481	491	471	431	518	420	486	478	412	498	400	411	427	446	395
Other	288	447	123	144	93	64	94	200	388	472	338	344	160	268	114	87	457	214
Payments	(3,239)	(2,578)	(2,231)	(3,169)	(2,213)	(2,223)	(2,383)	(2,279)	(2,276)	(2,751)	(2,432)	(2,285)	(2,733)	(2,885)	(1,821)	(2,964)	(2,580)	(1,743)
Personnel	(234)	(177)	(140)	(303)	(179)	(147)	(188)	(170)	(140)	(137)	(133)	(244)	(200)	(172)	(144)	(320)	(180)	(152)
Suppliers of Materials and Services	(2,421)	(1,789)	(1,466)	(1,841)	(1,332)	(1,588)	(1,698)	(1,604)	(1,640)	(2,048)	(1,775)	(1,506)	(1,829)	(1,670)	(1,239)	(1,496)	(1,905)	(1,112)
Materials/Services	(2,215)	(1,575)	(1,277)	(1,401)	(1,325)	(1,101)	(1,470)	(1,393)	(1,433)	(1,842)	(1,581)	(1,315)	(1,649)	(1,478)	(1,087)	(1,490)	(1,654)	(1,105)
Plant Maintenance	(341)	(309)	(331)	(375)	(302)	(283)	(312)	(297)	(299)	(332)	(347)	(425)	(406)	(344)	(305)	(324)	(322)	(331)
Rentals	(388)	(210)	(259)	(248)	(245)	(260)	(322)	(349)	(329)	(336)	(338)	(297)	(401)	(438)	(273)	(407)	(432)	(255)
Data Processing/Printshops	(127)	(122)	(140)	(122)	(111)	(108)	(132)	(122)	(103)	(134)	(129)	(97)	(134)	(122)	(108)	(139)	(94)	(89)
Call Center Customer Service/Billing	(147)	(128)	(188)	(143)	(128)	(104)	(140)	(138)	(104)	(138)	(147)	(163)	(129)	(155)	(113)	(135)	(138)	(121)
Dealers	(103)	(105)	(104)	(101)	(105)	(99)	(111)	(108)	(109)	(112)	(116)	(110)	(115)	(115)	(105)	(100)	(109)	(99)
Consultancy / Audits / Fees	(55)	(67)	(50)	(56)	(50)	(35)	(75)	(71)	(45)	(96)	(74)	(52)	(124)	(50)	(34)	(78)	(42)	(24)
Other Services/Payments	(1,056)	(636)	(205)	(356)	(384)	(212)	(378)	(308)	(444)	(694)	(430)	(171)	(340)	(254)	(149)	(309)	(517)	(176)
Network Usage Services	(208)	(214)	(211)	(240)	(7)	(467)	(228)	(211)	(207)	(206)	(194)	(193)	(180)	(192)	(152)	(6)	(251)	(7)
Tax	(621)	(628)	(527)	(1,172)	(698)	(518)	(531)	(507)	(516)	(551)	(543)	(576)	(683)	(566)	(524)	(1,221)	(500)	(501)
Judicial Deposits	43	53	(11)	8	(4)	11	50	46	40	41	55	75	34	51	91	78	41	32
Contingencies	(1)	-	(12)	-	-	(1)	(8)	-	(4)	(2)	(1)	(12)	(5)	(6)	(5)	(5)	(16)	(10)
Mediation	(5)	(37)	(53)	(1)	-	-	(10)	(44)	(16)	(54)	(35)	(20)	(50)	(442)	-	-	-	-
Investment	(554)	(430)	(519)	(536)	(434)	(377)	(370)	(363)	(339)	(582)	(421)	(344)	(603)	(482)	(384)	(540)	(672)	(544)
Telemar	(272)	(200)	(215)	(278)	(182)	(170)	(154)	(178)	(147)	(222)	(193)	(174)	(234)	(208)	(172)	(230)	(279)	(206)
Oi S.A.	(70)	(63)	(81)	(70)	(66)	(63)	(52)	(47)	(64)	(76)	(58)	(46)	(103)	(83)	(51)	(81)	(99)	(54)
Oi Móvel	(212)	(167)	(223)	(188)	(186)	(144)	(164)	(138)	(128)	(284)	(170)	(124)	(266)	(191)	(161)	(229)	(294)	(284)
Operational Generation	(977)	(250)	(104)	(1,026)	(281)	136	(164)	17	79	(435)	(38)	16	(873)	(887)	43	(1,414)	(417)	(177)
Capital Increase	-	-	-	-	-	-	-	-	-	-	-	-	4,007	-	-	-	-	-
Pharol Agreement	-	-	-	-	-	-	-	-	-	-	-	-	(106)	-	-	-	-	-
Intra Group Operations	-	-	-	-	28	55	3	(1)	-	-	-	14	-	-	-	-	100	-
Financial Operations	32	24	26	15	15	26	19	28	15	(1)	21	23	18	(685)	24	17	9	16
Dividends and Interest on Own Capital	192	7	-	-	-	-	-	–	-	-	-	54	-	-	-	-	-	-
Final Balance - Financial Cash	6,120	5,909	5,831	4,820	4,602	4,819	4,677	4,721	4,815	4,379	4,362	4,469	7,515	5,943	6,010	4,614	4,306	4,145

BALANCE SHEET OF THE COMPANIES UNDERGOING REORGANIZATION

HIGHLIGHTS

Statement
2nd Quarter 2019

- **Cash recorded in the Books** for the Companies undergoing Reorganization has shown a reduction of BRL 1,874 million in the quarter, reaching BRL 4,149 million

- **Non-current assets** of the Companies undergoing Reorganization reached BRL 37,235 million in the second quarter of 2019.

- **Current taxes payable** in the short term fell by BRL 457.3 million in the quarter, totaling BRL 794 million.

- **Consolidated Loss** of the Companies undergoing Reorganization was BRL 1,559 million in the second quarter of 2019.

Statement
2nd Quarter 2019

Table 3 - Balance Sheet, Assets

In BRL thousand

		(A) March 31st, 2019 1st Quarter 19	(B) - (A) Variation	(B) June 30th, 2019 2nd Quarter 19
(A) (B)	Cash and cash equivalents	5,786,146	*(1,871,450)*	3,914,696
	Financial Investments	199,354	[illegible]	196,752
	Derivative financial instruments	23,199	*(17,283)*	5,916
	Accounts Receivable	7,258,777	*44,651*	7,303,428
	Inventories	152,568	*(18,559)*	134,009
	Credits with Related Parties	75,955	*(1,037)*	74,918
	Loans receivable	355,277	*3,131*	358,408
	Recoverable Taxes	2,174,361	*2,977*	2,177,338
	Judicial Deposits and freezes	1,528,283	*(14,801)*	1,513,482
	Dividends and interest on own capital	14,512	-	14,512
	Other Assets	2,294,821	*(192,463)*	2,102,358
	Current Assets	**19,863,253**	*(2,067,436)*	**17,795,817**
(C)	Credits with Related Parties	322	6	328
	Financial Investments	[illegible]	[illegible]	[illegible]
	Deferred Taxes Recoverable	83,918	*(22,314)*	61,604
	Other taxes	1,885,852	*26,305*	1,912,157
	Judicial Deposits and Freezes	6,940,997	*80,571*	7,021,568
	Other Assets	859,259	*23,961*	883,220
	Investment	4,055,218	*(120,736)*	3,934,482
	Fixed Assets	36,409,724	*825,027*	37,234,751
	Intangible	6,697,210	*(229,432)*	6,467,778
	Non-Current Assets	**66,969,997**	*583,887*	**67,553,884**
	Total Assets	**76,833,250**	*(1,483,549)*	**76,349,701**

Cash Recorded in the Books = BRL 4,149 mi

(A) + (B) + (C)

1. Reduction of BRL 1,874 million in the quarter

Current Assets *(page 1 of 2)*

Cash Recorded in the Books of the Companies undergoing Reorganization had a reduction of BRL 1,874 million in the 2nd Quarter of 2019

The Total Assets of the Companies undergoing Reorganization showed a decrease of BRL 1,484 million in the second quarter of 2019 compared to the previous quarter, due to the decrease of BRL 2,067 million in Current Assets and the increase of BRL 584 million in Non-Current Assets. The reduction of BRL 2,067 million in *Current Assets* was influenced by

- 1. Cash and cash *equivalents* (resulting from the sum of *cash and cash equivalents, current financial investments and non-current financial investments*) presented a retraction of BRL 1,874 million in the second quarter of 2019 (drop of 31%), totaling BRL 4,149 million. According to the Administration, the decrease observed in Cash and Cash Equivalent refers to the payments made in the 2nd Quarter to FISTEL, Concession Burden, of Participation in the Results Program - PPR 2018 referring to the 2018 targets, approved in collective agreement 2018/2019, and the increase in investments, mainly in fiber optics and the expansion of the mobile network according to the strategic plan to accelerate investments.

Statement
2nd Quarter 2019

Table 3 - Balance Sheet, Assets

In BRL thousand	(A) March 31st, 2019 1st Quarter 19	(B) - (A) *Variation*	(B) June 30th, 2019 2nd Quarter 19
Cash and cash equivalents	5,786,146	*(1,871,450)*	3,914,696
Financial Investments	133,334	*[illegible]*	136,752
Derivative financial instruments	23,199	*(17,283)*	5,916
Accounts Receivable	7,258,777	*44,651*	7,303,428
Inventories	152,568	*(18,559)*	134,009
Credits with Related Parties	75,955	*(1,037)*	74,918
Loans receivable	355,277	*3,131*	358,408
Recoverable Taxes	2,174,361	*2,977*	2,177,338
Judicial Deposits and Freezes	1,528,283	*(14,801)*	1,513,482
Dividends and interest on own capital	14,512	-	14,512
Other Assets	2,294,821	*(192,463)*	2,102,358
Current Assets	**19,863,253**	*(2,067,436)*	**17,795,817**
Credits with Related Parties	322	*6*	328
Financial Investments	37,497	*499*	37,996
Deferred Taxes Recoverable	83,918	*(22,314)*	61,604
Other taxes	1,885,852	*26,305*	1,912,157
Judicial Deposits and Freezes	6,940,997	*80,571*	7,021,568
Other Assets	859,259	*23,961*	883,220
Investment	4,055,218	*(120,736)*	3,934,482
Fixed Assets	36,409,724	*825,027*	37,234,751
Intangible	6,697,210	*(229,432)*	6,467,778
Non-Current Assets	**58,969,997**	*583,887*	**57,553,884**
Total Assets	**78,833,260**	*(1,483,549)*	**76,349,701**

2. Inventories fell by BRL 19 million

3. Other Assets showed a decrease of BRL 192 million

Current Assets *(page 2 of 2)*

Other Assets had a decrease of BRL 192 million in the second quarter of 2019

The Total Assets of the Companies undergoing Reorganization showed a decrease of BRL 1,484 million in the second quarter of 2019 compared to the previous quarter, due to the decrease of BRL 2,067 million in Current Assets and the increase of BRL 584 million in Non-Current Assets. The reduction of BRL 2,067 million in *Current Assets* was influenced by:

- 2. *Inventories* of the Companies undergoing Reorganization decreased BRL 18.6 million, totaling BRL 134 million. Management reported that the observed drop refers to sales of goods through promotional campaigns of Mother's Day and Valentines.
- 3. The item *Other Assets* of the Companies undergoing Reorganizaiton showed a retraction of BRL 192.5 million (drop of 8.4%), totaling BRL 2,102 million. According to the Company, the variation observed is related to the deferral of FISTEL and of anticipated sponsorship expenses.

Statement
2nd Quarter 2019

Table 3 - Balance Sheet, Assets

In BRL thousand

	(A) March 31st, 2019 1st Quarter 19	(B) - (A) Variation	(B) June 30th, 2019 2nd Quarter 19
Cash and cash equivalents	5,786,146	*(1,871,450)*	3,914,696
Financial Investments	199,354	*(2,602)*	196,752
Derivative financial instruments	23,199	*(17,283)*	5,916
Accounts Receivable	7,258,777	*44,651*	7,303,428
Inventories	152,568	*(18,559)*	134,009
Credits with Related Parties	75,955	*(1,037)*	74,918
Loans receivable	355,277	*3,131*	358,408
Recoverable Taxes	2,174,361	*2,977*	2,177,338
Judicial Deposits and Freezes	1,528,283	*(14,801)*	1,513,482
Dividends and interest on own capital	14,512	-	14,512
Other Assets	2,294,821	*(192,463)*	2,102,358
Current Assets	**19,863,253**	*(2,067,436)*	**17,795,817**
Credits with Related Parties	322	*6*	328
Financial Investments	37,497	*499*	37,996
Deferred Taxes Recoverable	83,918	*(22,314)*	61,604
Other taxes	[illegible]	[illegible]	[illegible]
Judicial Deposits and Freezes	6,940,997	*80,571*	7,021,568
Other Assets	859,259	*23,961*	883,220
Investment	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]
Intangible	6,697,210	*(229,432)*	6,467,778
Non-Current Assets	**66,969,997**	*583,887*	**67,553,884**
Total Assets	**76,833,250**	*(1,483,549)*	**75,349,701**

1. Judicial Deposits and Freezes increased by BRL 81 million

2. Fixed assets increased BRL 825 million

3. Intangible assets were reduced by BRL 229 million

Non-Current Assets *(page 1 of 1)*

Fixed assets increased BRL 825 million in the second quarter of 2019

Total Assets of the Companies undergoing Reorganization showed a decrease of BRL 1,484 million in the second quarter of 2019 compared to the previous quarter, due to the decrease of BRL 2,067 million in Current Assets and the increase of BRL 584 million in Non-Current Assets. The BRL 584 million increase in Non-Current Assets was influenced by:

- 1. *Judicial Deposits and Freezes* increased by BRL 80.6 million in the quarter, totaling BRL 7,022 million. According to Management, the increase was due to progress in the accounting review of contingencies, with the revaluation of the amounts recorded in this caption, and the need for long-term and short-term adjustments was verified.
- 2. *Fixed assets* increased BRL 825 million (up 2.3%) in the second quarter of 2019 compared to the previous quarter, totaling BRL 37,235 million. Management emphasized that the increase observed is a reflection of the acceleration of investments foreseen in the incremental Capex judicial reorganization plan, which will allow the advancement of high-speed broadband service projects, mainly by optical fiber, and the expansion of the mobile access network.
- 3. *Intangible assets* fell BRL 229,4 million in the quarter (down 3.4%), totaling BRL 6,468 million. According to Management, the observed decrease refers basically to normal appropriations of the amortization quotas of the items recorded in the Intangible Assets Group.

Statement
2nd Quarter 2019

Table 4 - Balance Sheet, Liabilities
In BRL thousand

	(A) March 31st, 2019 1st Quarter 19	(B) - (A) Variation	(B) June 30yh, 2019 2nd Quarter 19
Salaries, Social Charges and Benefits	465,857	*(146,539)*	319,318
Suppliers	6,331,250	*431,931*	6,763,181
Leases Payable	1,326,461	*37,207*	1,363,668
Loans and Financing	129,213	*189,793*	319,006
Current Taxes Payable	1,251,571	*(457,383)*	794,188
Dividends and interest on own capital	6,158	*12*	6,170
Authorizations and Concessions Payable	120,343	*(84,830)*	35,513
Tax Refinancing Program	98,695	*(12,021)*	86,674
Provisions	530,231	*(27,250)*	502,981
Other Obligations	1,297,337	*41,013*	1,338,350
Current Liabilities	11,557,116	*(28,067)*	11,529,049
Suppliers	3,461,307	*(260,457)*	3,200,850
Leases Payable	6,548,508	*5,196*	6,553,704
Loans and Financing	16,256,065	*299,242*	16,555,307
Other taxes	685,583	*61,915*	747,498
Tax Refinancing Program	391,720	*(19,212)*	372,508
Provisions	3,609,620	*50,787*	3,660,407
Provisions for Pension Funds	593,042	*17,136*	610,178
Provisions for loss on investment	196,795	*57,991*	254,786
Other Obligations	6,328,815	*(104,158)*	6,224,657
Non-Current Liabilities	38,071,455	*108,440*	**38,178,886**
Shareholders' Equity	27,204,679	*(1,563,922)*	**26,640,757**
Total Liabilities + Shareholders' Equity	**76,833,260**	*(1,483,549)*	**76,348,701**

1. Salaries, Social Charges and Benefits fell by BRL 146.5 million

2. Suppliers increased BRL 432 million

3. Current Taxes Payable showed a retraction of BRL 457,3 million

Current Liabilities *(page 1 of 1)*

Short-term Current Taxes Payable decreased by BRL 457 million in the quarter

Total Liabilities of the Companies undergoing Reorganization decreased BRL 1,484 million in the second quarter of 2019 compared to the previous quarter, due to the decrease of BRL 28 million in Current Liabilities, increase of BRL 108 million in Non-Current Liabilities and decrease of BRL 1,564 million in Shareholders' Equity. The BRL 28 million drop in ***Current Liabilities*** was influenced by:

- 1. *Salaries, Social Charges and Benefits* fell by BRL 146,5 million, reaching a level of BRL 319,3 million. According to Management, the observed reduction is motivated by the payment of the Participation in Results Program - PPR 2018 referring to the 2018 targets, approved in the 2018/2019 collective agreement.
- 2. *Suppliers* registered an increase of BRL 431,9 million, reaching the level of BRL 6,763 million. According to Management, the increase refers to the transfer received from long-term suppliers of the installments due on February 5th, 2020 from suppliers that are partners in the Judicial Reorganization.
- 3. *Current taxes payable* in the short term dropped BRL 457.3 million (down 36.5%), totaling BRL 794,2 million. Management emphasized that the reduction refers to the payment of FISTEL and Concession burdens in April 19.

Statement
2nd Quarter 2019

Table 4 - Balance Sheet, Liabilities

In BRL thousand

	(A) March 31st, 2019 1st Quarter 19	(B) - (A) *Variation*	(B) June 30th, 2019 2nd Quarter 19
Salaries, Social Charges and Benefits	465,857	*(146,539)*	319,318
Suppliers	6,331,250	*431,931*	6,763,181
Leases Payable	1,326,461	*37,207*	1,363,668
Loans and Financing	129,213	*189,793*	319,006
Current Taxes Payable	1,251,,571	*(457,383)*	794,188
Dividends and interest on own capital	6,158	*12*	6,170
Authorizations and Concessions Payable	120,343	*(84,830)*	35,513
Tax Refinancing Program	98,695	*(12,021)*	86,674
Provisions	530,231	*(27,250)*	502,981
Other Obligations	1,297,337	*41,013*	1,338,350
Current Liabilities	11,557,116	*(28,067)*	11,529,049
Suppliers	3,461,307	*(260,457)*	3,200,850
Leases Payable	6,548,508	*5,195*	6,553,704
Loans and Financing	16,256,065	*299,242*	16,555,307
Other taxes	685,583	*61,915*	747,498
Tax Refinancing Program	391,720	*(19,212)*	372,508
Provisions	3,609,620	*50,787*	3,660,407
Provisions for Pension Funds	593,042	*17,136*	610,178
Provisions for loss on investment	196,795	*57,991*	254,786
Other Obligations	6,328,815	*(104,158)*	6,224,657
Non-Current Liabilities	38,071,455	*108,440*	**38,179,896**
Shareholders' Equity	27,204,679	*(1,563,922)*	**26,640,757**
Total Liabilities + Shareholders' Equity	**78,833,260**	*(1,483,549)*	**76,348,701**

Short-term suppliers increased BRL 565.8 million in the quarter

In BRL thousand	(A) March 31st, 2019 1st Quarter 19	(B) - (A) Variation	(B) June 30th, 2019 2nd Quarter 19
National Currency	13,140	4,160	17,300
Foreign Currency	116,074	185,632	301,706
Total Short-term (Current)	129,213	189,793	319,006
National Currency	7,881,116	262,026	8,143,142
Local currency - related parties	285	5	290
Foreign Currency	8,374,664	37,211	8,411,875
Total Long Term (Non-Current)	16,256,065	299,242	16,555,307
Total Loans and Financing	16,385,278	489,035	16,874,313

- *Short-term loans and financing in Brazilian currency* increased BRL 4,2 million in the second quarter of 2019, totaling BRL 17,3 million, corresponding to a minimum fraction of Loans and Financing.
- *Short-term loans and financing in foreign currency* increased BRL 185,6 million in the second quarter of 2019, totaling BRL 301,7million.
- The result was an increase of BRL 189,8 million in *Short Term Loans and Financing*, reaching BRL 319 million.
  - According to Management, the increase observed in the quarter refers to the incidence of interest in the period.

- *Long-term Loans and Financing* increased by BRL 299,2 million, totaling BRL 16,555 million. Of this total, loans in *Brazilian currency* reached BRL 8,143 million. Loans in *Brazilian currency - related parties* totaled only BRL 290 thousand. Finally, *foreign currency* loans increased by BRL 37.2 million to BRL 8,412 million.
  - According to Management, the increase was due to the appreciation of the Dollar vs. the Real in the second quarter of 2019.

Statement
2nd Quarter 2019

Table 4 - Balance Sheet, Liabilities
In BRL thousand

	(A) March 31st, 2019 1st Quarter 19	(B) - (A) *Variation*	(B) June 30th,2019 2nd Quarter 19
Salaries, Social Charges and Benefits	465,857	*(146,539)*	319,318
Suppliers	6,331,250	*431,931*	6,763,181
Leases Payable	1,326,461	*37,207*	1,363,668
Loans and Financing	129,213	*189,793*	319,006
Current Taxes Payable	1,251,571	*(457,383)*	794,188
Dividends and interest on own capital	6,158	*12*	6,170
Authorizations and Concessions Payable	120,343	*(84,830)*	35,513
Tax Refinancing Program	98,695	*(12,021)*	86,674
Provisions	530,231	*(27,250)*	502,981
Other Obligations	1,297,337	*41,013*	1,338,350
Current Liabilities	11,557,116	*(28,067)*	11,529,049
Suppliers	3,461,307	*(260,457)*	3,200,850
Leases Payable	6,548,508	*5,196*	6,553,704
Loans and Financing	16,256,065	*299,242*	16,555,307
Other taxes	685,583	*61,915*	747,498
Tax Refinancing Program	391,720	*(19,212)*	372,508
Provisions	3,609,620	*50,787*	3,660,407
Provisions for Pension Funds	593,042	*17,136*	610,178
Provisions for loss on investment	196,795	*57,991*	254,786
Other Obligations	6,328,815	*(104,158)*	6,224,657
Non-Current Liabilities	38,071,455	*108,440*	**38,179,896**
Shareholders' Equity	27,204,679	*(1,563,922)*	**26,640,757**
Total Liabilities + Shareholders' Equity	**76,833,250**	*(1,483,549)*	**76,348,701**

1. Suppliers registered a drop of BRL 260 million in the quarter

2. Increase of BRL 58 million in the quarter

Non-Current Liabilities *(page 1 of 1)*

Long-term loans and financing increased by BRL 299 million in the second quarter of 2019

Total Liabilities of the Companie undergoing Reorganization diminished BRL 1,484 million in the second quarter of 2019 compared to the previous quarter, due to the decrease of BRL 28 million in Current Liabilities, increase of BRL 108 million in Non-Current Liabilities and decrease of BRL 1,564 million in Shareholders' Equity. The increase of BRL 108 million in ***Non-Current Liabilities*** was influenced by:

- 1. Long-term *Suppliers* registered a decrease of BRL 260 million in the quarter, reaching a level of BRL 3,201 million. According to the Company, the reduction observed refers to the transfer to the Short-term Suppliers account of the installments due on February 5, 2020 of the suppliers that are partners of the Judicial Reorganization, impacted by the recording of the monetary correction and amortization of the Adjustment to Fair Value - AVJ for the period.
- 2. Provisions for loss on investment rose BRL 58 million in the quarter (up 29.5%), totaling BRL 254,8 million. The Company informed that the increase in Provisions refers to the increase in the negative result of the subsidiaries and affiliates of the Oi Group.

Statement
2nd Quarter 2019

Table 5 - Balance Sheet, Shareholders' Equity *In BRL thousand*	(A) March 31st, 2019 1st Quarter 19	(B) June 30th, 2019 2nd Quarter 19
Current Liabilities	**11,557,116**	**10,527,825**
Non-Current Liabilities	**38,071,455**	**31,629,265**
Paid-up Share Capital	32,538,937	32,038,471
Capital reserves	12,564,182	8,729,745
Accumulated Profits/Losses Previous Exercises	(17,530,108)	(17,530,109)
Accumulated Profits/Losses up to 1st Quartere 2019	568,403	(377,429)
Gains/Losses in the 2nd Quarter 19		(1,559,046)
Cost of Issuance of Shares	(762,564)	(791,439)
Asset Valuation Adjustments	(2,116)	(13,233)
Other Comprehensive Results	(172,055)	(183,619)
Shareholders' Equity	**27,204,679**	**25,640,757**
Total Liabilities + Net Equity	**76,833,250**	**75,349,701**

1. Equity valuation adjustments had a variation of BRL 11.1 million

Shareholders' Equity *(page 1 of 1)*

The Consolidated Loss of the Companies undergoing Reorganization in the 2nd Quarter of 2019 was BRL 1,559 million

Other shareholders' equity items with noticeable variations:

- 1. The *Asset Valuation Adjustments* showed a variation of BRL 11,1 million, totaling BRL 13,2 million in the second quarter of 2019. According to the Company, the variation observed is due to the conversion of the balance sheet of Africa, as well as the changes in stockholders' equity occurred on account of the operations of the group companies in Africa, and Asia.

STATEMENT OF INCOME OF THE COMPANIES UNDERGOING REORGANIZATION

HIGHLIGHTS

Statement
2nd QUARTER 2019

- **Gross Operating Revenue** of the Companies undergoing Reorganization fell by 2.1% in the quarter
- **Other Operating Revenues** of the Companies undergoing Reorgnization retreated BRL 1,009 million to a threshold of BRL 525.5 million in the quarter.
- **Results before financial results and taxes** of the Companies undergoing Reorganization were negative in the amount of BRL 384.4 million.
- **Financial Results** of the Companies undergoing Reorganization closed the second quarter of 2019 with a negative value of BRL 1,154 million
- **Consolidated Loss** of the Comapnies undergoing Reorganization was BRL 1,559 million in the second quarter of 2019

Statement
2nd Quarter 2019

Table 6 - Quarterly Income Statement

In BRL thousand

	(A) 1st Quarter 19	(B) - (A) *Variation*	(B) 2nd Quarter 19
Gross Operating Revenue	6,861,582	*(141.805)*	6,719,777
Deductions from Gross Revenue	(1,867,304)	*112,217*	(1,755,087)
Net Revenue from the Sale of Goods and/or Services	**4,994,278**	*(29,588)*	**4,964,690**
Cost of Services Rendered and Goods Sold	(3,898,847)	*1,945*	(3,896,902)
Gross Profit	**1,096,431**	*(27,643)*	**1,067,788**
Sales Expenses	(972,588)	*(22,776)*	(995,364)
General and Administrative Expenses	(558,406)	*(6,827)*	(565,233)
Other Operating Revenues	1,534,925	*(1,009,389)*	525,536
Other Operating Expenses	(173,453)	*(118,162)*	(291,615)
Equity Equivalence Outcome	12,595	*(138,127)*	(125,532)
Operating Expenses/Revenues	**(158,927)**	*(1,295,281)*	**(1,462,208)**
Results Before Financial Results and Taxes	**938,504**	*(1,322,924)*	**(384,420)**
Financial Revenue	1,345,684	*(1,383,465)*	(37,781)
Financial Expenses	(1,678,120)	*561,422*	(1,116,698)
Financial Results	**(332,436)**	*(822,043)*	**(1,164,479)**
Current	(13,510)	*48,051*	34,541
Deferred	(24,469)	*(29,901)*	(54,370)
Tax Incentive Operating Profit	318	*(635)*	(317)
Income tax and social contribution on net income	**(37,661)**	*17,515*	**(20,146)**
Consolidated Profit/Loss for the Period	**588,407**	*(2,127,452)*	**(1,569,045)**

1. 3.1% drop in Gross Revenue

2. Increase of BRL 5,535 million

3. Financial Revenues decreased by BRL 1,077 million

4. Financial Expenses reached the level of BRL 872.0 million

5. Deferred charges increased BRL 3,087 million

Quarterly Income Statement *(page 1 of 2)*

The Consolidated Loss of BRL 1,559 million recorded by the Companies undergoing Reorganization in the second quarter of 2019 was influenced by:

- 1. *Gross Operating Revenue* of the Companies undergoing Reorganization fell BRL 141.8 million (down 2.1%) in the second quarter of 2019 compared to the previous quarter, totaling BRL 6,719 million. According to information provided by the Administration, the retraction is justified by the fall in the base of fixed telephone service, the decline in Average Return per User - ARPU in mobile service revenues and the Mobile Usage Value - VUM tariff cut in mobile network usage fees.
- 2. *Other Operating Revenues* of the Companies undergoing Reorganization diminished BRL 1,009 million in the quarter, totaling BRL 525.5 million. According to information provided by Management, the decrease observed refers to the recognition of Social Integration Program - PIS and Contribution to the Financing of Social Security - COFINS credits from the final and unappealable court decision in the first quarter of 2019, in which the non-levy of PIS and COFINS on the ICMS tax basis was discussed.
- 3. *Other Operating Expenses* of the Companies undergoing Reorganization increased by BRL 118.2 million in the quarter, totaling BRL 291.6 million. Management informed that the growth refers mainly to the write-off arising from the reconciliation of tax incentive credits from previous periods with no expectation of realization.

Added to the other operating items, the Companies undergoing Reorganization presented a negative *Result Before Financial Results and Taxes* in the amount of BRL 384.4million in the second quarter of 2019.

Statement

2nd Quarter 2019

Table 6 - Quarterly Income Statement

In BRL thousand

	(A) 1st Quarter 19	(B) - (A) *Variation*	(B) 2nd Quarter 19
Gross Operating Revenue	6,861,582	*(141,805)*	6,719,777
Deductions from Gross Revenue	(1,867,304)	*112,217*	(1,755,087)
Net Revenue from the Sale of Goods and/or Services	**4,994,278**	*(29,588)*	**4,964,690**
Cost of Services Rendered and Goods Sold	(3,898,847)	*1,945*	(3,896,902)
Gross Profit	**1,095,431**	*(27,643)*	**1,067,788**
Sales Expenses	(972,588)	*(22,776)*	(995,364)
General and Administrative Expenses	(558,406)	*(6,827)*	(565,233)
Other Operating Revenues	1,534,925	*(1,009,389)*	525,536
Other Operating Expenses	(173,453)	*(118,162)*	(291,615)
Equity Equivalence Result	12,595	*(138,127)*	(125,532)
Operating Expenses/Revenues	**(168,927)**	*(1,295,281)*	**(1,462,208)**
Results Before Financial Results and Taxes	**938,504**	*(1,322,924)*	**(384,420)**
Financial Revenue	1,345,684	*(1,383,465)*	(37,781)
Financial Expenses	(1,678,120)	*561,422*	(1,116,698)
Financial Results	**(332,436)**	*(832,043)*	**(1,164,479)**
Current	(13,510)	*48,051*	34,541
Deferred	(24,469)	*(29,901)*	(54,370)
Tax Incentive Operating Profit	318	*(635)*	(317)
Income tax and social contribution on net income	**(37,661)**	*17,515*	**(20,146)**
Consolidated Profit/Loss for the Period	**568,407**	*(2,137,452)*	**(1,569,045)**

1. 3.1% drop in Gross Revenue

2. Increase of BRL 5,535 million

3. Financial Revenues decreased by BRL 1,077 million

4. Financial Expenses reached the level of BRL 872.0 million

5. Deferred charges increased BRL 3,087 million

Quarterly Income Statement *(page 2 of 2)*

The Consolidated Loss of BRL 1,559 million recorded by the Companies undergoing Reorganization in the second quarter of 2019 was influenced by:

- 4. *Financial Income* of the Companies undergoing Reorganization decreased by BRL 1,383 million, resulting in a negative amount of BRL 37.8 million in the second quarter of 2019. According to information provided by Management, the strong retraction in financial revenues is explained by the recording in the 1st Quarter of 2019 of the monetary restatement of the Social Integration Program - PIS and Contribution to the Financing of Social Security - COFINS credit of the final and unappealable judicial decision, in which the company discussed the non-levy of PIS and COFINS on the Tax on the Circulation of Merchandises and Services - ICMS calculation basis and the appreciation of the Real vs. the US dollar in the second quarter of 2019.
- 5. *Financial expenses*, in the same direction, decreased BRL 561 million in the second quarter of 2019, totaling BRL 1,117 million. According to Management, the main reason for the reduction recorded in the quarter was the appreciation of the Real vs. the US dollar in the period.

CREDITOR CARE

The Judicial Administrator - AJ remains dedicated to helping this Judge in the organization of the numerous letters received from other Judges requesting authorization to constrict the assets of the Recuperandas for the payment of extra-competition claims, in a procedure that, on one hand, unites speed and security for the benefit of the Creditors, and, on the other hand, allows the Oi Group to stand up and comply with the Judicial Reorganization Plan - PRJ.

For this purpose, the Administration provides the monthly publication on the site of the judicial reorganization (www.recuperacaojudicaloi.com.br), which already has 950,644 accesses, of the list of the letters received by the 7th Business Court and the extra-competition credits paid by the Oi Group. In relation to tender claims, the Judicial Administrator - AJ remains focused on clarifying doubts about mediation procedures, clauses and compliance with the approved Judicial Reorganization Plan, being constantly contacted by national and international creditors, either by telephone, through the line +55 (21) 2272-9300, or by e-mail credoroi@wald.com.br.

Throughout the month, this Administration monitored the mediation procedure related to the procedural incidents, under the terms of the decision on pages 341.970/341,973, which aims to stimulate the composition between creditors and debtors to define the value of credits, from an online platform.

Last month, the Judicial Administrator - AJ presented 382 demonstrations in the incidents not included in the mediations currently underway.

Furthermore, as determined in the decision of pages 387.910/387.915, this Administration made available on the site of the judicial reorganization a list of the procedural incidents judged up to 2018. The listing will be constantly updated.

SUMMARY OF THE MANIFESTATIONS OF THE JUDICIAL ADMINISTRATOR - AJ IN THE CASE FILES

Below, the Judicial Administrator - AJ lists the manifestations presented in the records of the electronic process after the last Monthly Activity Report, with an indication of the respective pages.

Pages 387.853/387.875	Monthly report on the activities performed by the Companies undergoing Reorganization (for the month of May 2019).	July 15th, 2019
Pages	Expressions of the Judicial Administrator, regarding: (i) request from the Federal Government for attachment of amounts deposited in three lawsuits, for the purpose of guaranteeing two tax executions; (ii) requests for arrangements for the payment of extra-competition claims; (iii) petitions from Creditors - Eraldo dos Santos Silva, Edson Pinheiro da Silva, Maria José Torres and Gilmar Dias da Silva - requesting payment of their credits; and (iv) Luciane da Silva Pereira's petition requesting the inclusion of her credit in the list of extra-competition claims.	August 12th, 2019

SUMMARY OF THE MANIFESTATIONS OF THE JUDICIAL ADMINISTRATOR - AJ IN THE CASE FILES

Appeals in which the Judicial Administrator submitted a statement:

Extraordinary/Special Appeal **No. 0010990-21.2018.8.19.0000**	Manifestation in the Extraordinary and Special Appeals filed by the Federal Government, which deal with the waiver of the negative certificates of tax debts, for the purpose of ratifying the Judicial Reorganization Plan and granting Judicial Reorganization.	July 18th, 2019
Interlocutory appeal **No. 0035453-90.2019.8.19.0000**	Demonstration in the Bill of Review brought against suspension of the increase in the remuneration of the members of the Board of Directors of the Oi Group.	July 25th, 2019

In addition, in response to letters and requests addressed directly to the Judicial Administrator - AJ by the most diverse Courts of the country, the Judicial Administrator presented several manifestations in cases filed against the Companies undergoing Reorganization

MONITORING COMPLIANCE WITH THE JUDICIAL REORGANIZATION PLAN

The Judicial Reorganization Plan ("PRJ") presented by the Companies undergoing Reorganization was approved by the Creditors present at the General Meeting of Creditors held on December 19, 2017, being ratified, with reservations, by this Court, under the terms of the decision of pages 254.741/254.756.

Thus, this Management remains focused on the inspection of the compliance of the Companies undergoing Reorganization with the obligations of the approved Judicial Reorganization Plan - PRJ, having, for such purpose, held periodic meetings with the Company and analyzed all pertinent documentation.

As a result of this inspection, the Judicial Administrator - AJ informs that, in June 2019, only the obligations that have a maturity date linked to the final and unappealable decision of the origin records were due, as established in the Judicial Reorganization Plan. Monthly, this Management receives the list of labor credits settled during the month, due to the end of the grace period (180 days counted from the final and unappealable decision of the lawsuit of origin - clause 4.1.1 of the Judicial Reorganization Plan - PRJ).

Finally, with regard to mediation with illiquid credits, the Judicial Administrator - AJ informs that it continues to monitor the procedure and the functioning of the FGV Platform, available for access since 26.07.2018.

WALD
ANTUNES VITA LONGO BLATTNER
65 anos

Avenida Franklin Roosevelt,
nº 115, 4º andar
Postal Code 20021-120
Rio de Janeiro, RJ - Brasil

Avenida Juscelino Kubitschek,
nº 510, 8º andar
Postal Code 04543-906
São Paulo, SP - Brasil

RC
CONSULTORES

Rua James Joule,
nº 92, 10º andar
Brooklin Novo,
Postal Code 04576-080
São Paulo, SP - Brasil